Exhibit 8.1


                                                                Patton Boggs LLP
October 8, 2002                                                 (202)457-6000

Sandalwood Lodging Investment Corporation
11790 Glen Road
Potomac, Maryland  20854

Ladies and Gentlemen:

This opinion relating to the qualification of Sandalwood Lodging Investment Corporation, a Maryland corporation ("Sandalwood"), as a real estate investment trust within the meaning of section 856 of the Internal Revenue Code of 1986, as amended (the "Code") is furnished to you in our capacity as tax counsel.. This opinion is rendered in connection with the registration statement originally filed by Sandalwood on May 24, 2002 on Form S-11 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, for the sale of up to 11,752,688 shares of common stock, par value $.01 per share.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of Sandalwood, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies, (ii) that each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been and will not be amended or modified in any respect, and (iii) that the factual matters, statements, and recitations contained in the documents we have examined are accurate, true, and correct.

In rendering the opinions set forth below, we have relied upon certain written representations as to factual matters and intent made by the Chief Investment Officer of Sandalwood, annexed hereto as


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Sandalwood Lodging Investment Corporation
October 8, 2002
Page 2


the Certificate of Representations of Sandalwood Lodging Investment Corporation (the "Certificate"), principally relating to Sandalwood's organization and proposed operations. We assume that each such representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention that would cause us to believe that any of such representations are untrue, incorrect or incomplete. We assume that Sandalwood will be operated in accordance with the applicable laws and the terms and conditions of all applicable documents.

For purposes of our opinion, we have made no independent investigation of the facts or assumptions contained in the documents set forth above. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations issued pursuant to such Code provisions, relevant case law, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

Based on the documents and assumptions set forth above, the representations set forth in the Certificate, Sandalwood's description of its method of operation in the Registration Statement we are of the opinion that:

      (a) Sandalwood is organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code and it proposed method of operation will enable it to meet the requirements for qualification as a "real estate investment trust" commencing with Sandalwood's taxable year ending December 31, 2003.

      (b) The discussion contained under the caption "Federal Income Tax Consequences" in the Registration Statement and the statements of law and legal conclusions contained therein are correct in all material respects.

In providing the foregoing opinions, we do not undertake to monitor on a continuing basis whether Sandalwood will, through its actual operations, satisfy the requirements for qualifying as a real estate investment trust and we express no opinion as to whether Sandalwood actually will qualify as a real estate investment trust for its taxable year ending December 31, 2003, or in any future taxable year.


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Sandalwood Lodging Investment Corporation
October 8, 2002
Page 3


This letter sets forth this firm's opinion only as to those matters expressly described herein, and no opinion should be inferred as to any other matters, as to the tax treatment of any transactions not specifically described herein, or as to the tax consequences of any aspect of the documents or governing the business operations of Sandalwood other than the matters specifically addressed in the opinions set forth above. The opinion set forth above is based upon the provisions of the Code, proposed, temporary, and final Treasury Regulations, judicial authority, and administrative rulings and practice, all in effect as of the date of this letter. No assurance can be given that future legislative or administrative changes, or subsequent court decisions, will not significantly modify the opinions set forth herein. Any such authorities could be changed retroactively and therefore may be applied to transactions entered into prior to the date of their enactment and release and could render inapplicable the opinions set forth above. Moreover, no rulings will be sought from the Internal Revenue Service regarding the tax status of Sandalwood as a real estate investment trust. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge any of the statements set forth under the caption "Federal Income Tax Consequences" in the Registration Statement and that such challenge, if any, will not be successful. In addition, any variation or difference in the facts set forth herein may affect the conclusions stated herein. Finally, our opinion is based upon and relates only to the federal income tax laws of the United States of America as presently in effect, and we express no opinion herein with respect to any other federal laws or the laws of any other jurisdiction.

This opinion has been delivered to Sandalwood solely in connection with the offer and sale of common stock pursuant to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity without our prior written approval. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Patton Boggs LLP